Filed Pursuant to Rule 424(b)(2)
Registration No. 333-143992

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 13, 2007)
U.S. $22,000,000,000

American International Group, Inc.

MEDIUM-TERM NOTES

SERIES G
SERIES AIG-FP
SERIES MP, MATCHED INVESTMENT PROGRAM

The following terms may apply to the notes which we may sell at one or more times. The final terms for each note, which may be different from the terms described in this prospectus supplement, will be included in a pricing supplement. Unless otherwise specified in a pricing supplement, the notes will have the following terms:

• Rank as our senior, unsecured indebtedness.
• Denominated in U.S. dollars or in a foreign or composite currency or currency unit.
• Not subject to redemption at our option or the holder’s option, unless the pricing supplement specifies a redemption option and a redemption commencement date.
• Minimum denominations of $1,000, increasing in integral multiples of $1,000 (or other specified denominations for foreign currencies).
• Book-entry (through The Depository Trust Company, Euroclear System or Clearstream Banking) or certificated form.
• Interest at fixed or floating rates, or no interest at all.
• Interest payments on the notes on the dates specified in the notes and in the applicable pricing supplement.

• The floating interest rate may be based on one or more of the following indices, in some cases plus or minus a spread and/or multiplied by a spread multiplier and subject to a minimum and/or maximum rate:

• commercial paper rate
• prime rate
• LIBOR
• EURIBOR
• treasury rate
• CMT rate
• CD rate
• federal funds effective rate
• federal funds open rate
• 11th District cost of funds rate
• any other rate or combination of rates specified in the pricing supplement

Investing in the notes involves certain risks. See “Risk Factors” beginning on page 90 of the accompanying prospectus to read about certain factors you should consider before buying the notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Agents

AIG Financial Securities Corp.

ABN AMRO  ANZ Securities, Inc.  Banc of America Securities LLC  Banca IMI
Barclays Capital  Bear, Stearns & Co. Inc.  BMO Capital Markets  BNP Paribas
BNY Capital Markets  Calyon Securities (USA)  CIBC World Markets  Citi
Credit Suisse  Daiwa Securities America Inc.  Daiwa Securities SMBC Europe Limited
Deutsche Bank Securities  Goldman, Sachs & Co.  HSBC  JP Morgan
Key Banc Capital Markets Inc.  Lehman Brothers  Merrill Lynch, Pierce, Fenner & Smith Inc.
Mitsubishi UFJ Securities  Mizuho International plc  Mizuho Securities USA Inc.
Morgan Stanley  National Australia Capital Markets, LLC  RBC Capital Markets
RBS Greenwich Capital  Santander Investment Securities Inc  Scotia Capital
SOCIETE GENERALE  TD Securities UBS Investment Bank  Wachovia Securities

The final terms of each note will be included in a pricing supplement. The notes will be issued at 100% of their principal amount unless otherwise specified in the applicable pricing supplement. We will receive between 99.250% and 99.875% of the aggregate proceeds from the sale of the notes, after paying the agents’ commissions of between 0.125% and 0.750% of the aggregate proceeds.

The notes will be offered from time to time on a best efforts basis by the agents named above on our behalf. In addition, the agents may purchase notes from us at negotiated discounts for resale to investors, and we may sell notes directly to investors on our own behalf. We do not expect that any of the notes will be listed on a securities exchange, and a market for the notes may not develop.

We may use this prospectus supplement in the initial sale of these notes. In addition, AIG Financial Securities Corp. or any of our other subsidiaries may use this prospectus supplement in a market-making transaction in any of these notes after the initial sale. Unless we or our agents inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus and pricing supplement are being used in a market-making transaction by one of our subsidiaries.

The date of this Prospectus Supplement is July 13, 2007.

Prospectus Supplement

Prospectus

Prospectus Summary	1
Use of Proceeds	5
Consolidated Ratios of Earnings to Fixed Charges	5
Description of Debt Securities AIG May Offer	6
Description of Warrants AIG May Offer	17
Description of Purchase Contracts AIG May Offer	28
Description of Units AIG May Offer	33
Description of Preferred Stock AIG May Offer	38
Description of Common Stock AIG May Offer	45
Market Price and Dividend Information	47
Description of Junior Subordinated Debentures AIG May Offer	48
Description of AIG Guarantees	59
Description of Debt Securities AIGPF May Offer	60
Description of Warrants AIGPF May Offer	69
Description of Purchase Contracts AIGPF May Offer	80
Description of Units AIGPF May Offer	85
Risk Factors	90
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Securities Issued in Bearer Form	100
Employee Retirement Income Security Act	103
Plan of Distribution	104
Market-Making Resales by Subsidiaries of AIG	105
Validity of the Securities and Guarantees	106
Experts	106
Where You Can Find More Information	106
Cautionary Statement Regarding Projections and Other Information About Future Events	108

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the Medium-Term Notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering, the terms of the offering and the series of notes under which the offering will be made. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” on page 106 of the accompanying prospectus.

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement date in a separate confirmation of sale. A market-making transaction is one in which AIG Financial Securities Corp. or another of our subsidiaries resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Series G notes for general corporate purposes.

We intend to loan the net proceeds from the sale of the Series AIG-FP notes to AIG Financial Products Corp., or AIG-FP, our direct subsidiary, or certain of its subsidiaries, for use for general corporate purposes.

AIG-FP, acting directly and through its subsidiaries, engages as principal in standard and customized interest rate, currency, equity, commodity and credit financial products with corporations, financial institutions, governments, agencies, institutional investors and high net-worth individuals throughout the world.

AIG-FP’s principal executive offices are located at 50 Danbury Road, Wilton, Connecticut 06897-4444, and its telephone number is 203-222-4700.

We intend to use the net proceeds from the sale of the Series MP, Matched Investment Program notes to fund the AIG Matched Investment Program, American International Group, Inc.’s principal spread-based investment activity.

DESCRIPTION OF NOTES WE MAY OFFER

This section is a summary of the material terms that are common to the notes. This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the prospectus that is attached to the back of this prospectus supplement. However, if any particular term of notes described herein is inconsistent with any general terms described in the prospectus, the particular term described herein will control to the extent not inconsistent with the indenture.

When we issue any particular notes, we will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes described below.

The notes will be offered in the United States and/or outside the United States.

In this section, we use capitalized terms to signify defined terms that have been given special meaning in the indenture or the notes or are explained in the accompanying prospectus. We describe the meaning for only the more important terms.

In this section, “holders” mean those who own notes registered in their own names and not those who own beneficial interests in notes registered in street name or in notes represented by a global note or notes issued in book-entry form through the depositary and “you” means those who invest in the notes, whether they are the holders or only indirect owners. Owners of beneficial interests in the notes should read the subsection below entitled “— Book-Entry System” and the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

General Features of the Notes

Each of the individual series of notes shall constitute a single series of debt securities under the indenture, dated as of October 12, 2006, as amended, between us and The Bank of New York, as trustee. We explain what the indenture is under “Description of Debt Securities AIG May Offer” on page 6 of the accompanying prospectus. The notes are limited to $22,000,000,000 aggregate initial offering price or the equivalent thereof in one or more foreign or composite currencies or currency units. We may increase this limit if in the future we determine that we may want to sell additional notes. For a description of the rights attached to different series of debt securities under the indenture, see “Description of Debt Securities AIG May Offer” on page 6 of the accompanying prospectus.

Unless otherwise indicated in your pricing supplement, neither the restrictive covenants under the indenture nor any additional ones contained in the notes will necessarily afford holders of the notes protection in the event of a highly leveraged transaction involving us, such as a leveraged buyout.

Stated Maturity and Maturity

The day on which the principal amount of your note is scheduled to become due and payable is called the stated maturity of the principal, which is a date nine months or more from the issuance date of the note. This date will be specified on the face of the note and in the pricing supplement relating to the note. The principal may become due and payable sooner, by reason of redemption, acceleration after a default or otherwise. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when other payments become due and payable. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When we refer to the stated maturity or the maturity of a note without specifying a particular payment, it means the stated maturity or maturity, as the case may be, of the principal.

Currency of Notes

Amounts that become due and payable on your note will be payable in a currency, including any composite currency, specified on the face of the note and in the related pricing supplement. That currency is called a specified currency. The specified currency may be U.S. dollars, or any other currency or composite currency including euros. In some cases, a note may have different specified currencies for principal, premium, if any, and interest. You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to an agent named in the related pricing supplement unless other arrangements have been made. We will make payments on your notes in the applicable specified currency, except as otherwise described below under “— Payment of Principal and Interest.” You should read carefully the section entitled “Risk Factors — Non-U.S. Dollar Securities” in the accompanying prospectus.

Types of Notes

We will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

•	Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

•	Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas, such as the commercial paper rate, the prime rate, LIBOR, EURIBOR, the treasury rate, the CMT rate, the CD rate, the federal funds effective rate, the federal funds open rate and the 11th District cost of funds rate, and other features are described below in “— Interest Rates of Notes — Floating Rate Notes.” If your note is a floating rate note, the particular formula and any adjustments that apply to the interest rate for your note will be specified or described in your pricing supplement.

The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are four types:

•	Original Issue Discount/Accreting Notes. A note of this type is issued at a price lower than its principal amount and provides that, upon early redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See “United States Taxation — United States Holders — Original Issue Discount” below. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

•	Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, composite currency, security or commodity price, securities or commodities exchange rate or any other financial or non-financial index or indices or baskets of any of these items described in your pricing supplement. If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts to become payable will be determined by reference to that index. You should carefully read such information and the section in the accompanying prospectus entitled “Risk Factors — Indexed Securities.”

•	Amortizing Notes. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of the notes. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table setting forth repayment information for such amortizing notes.

•	Extendible Notes. AIG may from time to time offer notes (“extendible maturity notes”) that provide the holders with the option to extend the maturity of their notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any extendible maturity notes will be specified in the applicable pricing supplement.

Denomination of Notes

Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $1,000 and integral multiples of $1,000 above that. The denomination of foreign currency notes will be specified in the applicable pricing supplement; however, no foreign currency notes will be issued for less than $1,000 or its equivalent in other currencies or composite currencies.

Redemption and Repayment

Unless otherwise specified in your pricing supplement, we will not provide any sinking fund for your note. Unless your pricing supplement specifies an initial date on which your note may be redeemed by us, a redemption commencement date, the notes will not be redeemable by us prior to their stated maturity. If your pricing supplement specifies a redemption commencement date with respect to such note, your pricing supplement will also specify one or more redemption prices, which will be expressed as a percentage of the principal amount of your note, and the redemption period or periods during which such redemption prices will apply. If your note is redeemable at our option, as specified in your pricing supplement, it will be redeemable at any time on or after the specified redemption commencement date for a limited period, as specified in your pricing supplement, at the specified redemption price applicable to the redemption period for your note together with interest accrued up to the redemption date.

If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your note is redeemed.

If we exercise an option to redeem any note, we will give to the trustee and the holder written notice of the principal amount of the note to be redeemed, not less than 5 days nor more than 60 days before the applicable redemption date.

If applicable, the pricing supplement will indicate that you have the option to have us repay your note on a date or dates specified prior to its maturity date. You may elect repayment of your entire note or any portion of the principal amount which would be an authorized denomination for the note, except that any remaining unpaid portion must be at least the minimum denomination for your note. The repayment price will be equal to 100% of the principal amount of your note, together with accrued interest to the date of repayment. If your note is issued with original issue discount, the applicable pricing supplement will specify the amount payable upon a repayment.

Unless otherwise specified in your pricing supplement, to exercise your right of repayment of your note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed; or

•	a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note being repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if the note and duly completed form are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Except in the case of renewable notes, exercise of the repayment option by you will be irrevocable. You may exercise the repayment option for less than the entire principal amount of your notes but, in that event, the principal amount of the notes remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Notes.  If the notes are represented by a global note, the depositary or the depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment with respect to your note, you must instruct the broker or other direct or indirect participant through which you hold an interest in the note to notify the depositary of your desire to exercise your right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your interest in the note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Whether the Defeasance Provisions Apply

Unless otherwise indicated in your pricing supplement, the full defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities AIG May Offer — Defeasance” in the accompanying prospectus will apply to U.S. dollar denominated fixed rate notes.

Information to be Contained in Your Pricing Supplement

The pricing supplement relating to your note will describe the following terms:

(i) the title of the series of debt securities;

(ii) the specified currency or currencies with respect to your note and, if such specified currency or currencies is other than U.S. dollars, certain other terms relating to your note, including the authorized denominations and the exchange rate agent that will determine the relevant exchange rate and certain other information relating to the currency and exchange rate;

(iii) the price, expressed as a percentage of the aggregate principal amount of the notes to which the pricing supplement relates, at which your note will be issued;

(iv) the date on which your note will be issued;

(v) the date on which your note will mature and any term related to any extension of the maturity date;

(vi) whether your note is renewable;

(vii) whether your note is a fixed rate note or a floating rate note;

(viii) if your note is a fixed rate note, the rate per annum at which the note will bear interest, if any, and the interest payment date or dates, if different from those specified below;

(ix) if your note is a floating rate note, the interest rate basis for the floating rate note and, if applicable, the calculation agent, the index maturity, the spread or spread multiplier, the maximum rate, the minimum rate, the initial interest rate, the interest payment dates, the regular record dates and the interest reset date — each of these terms is as described below — with respect to such floating rate note;

(x) whether interest on your note is payable in cash or otherwise;

(xi) any other terms relating to calculating the interest rate for your note;

(xii) whether your note is an original issue discount note and, if so, the yield to maturity;

(xiii) whether your note is an indexed note and, if so, the principal amount thereof payable at stated maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to certain other information relating to the indexed note;

(xiv) whether your note is an amortizing note and, if so, repayment information with respect to installments of principal and interest;

(xv) whether your note is an extendible maturity note;

(xvi) whether your note may be subject to redemption in whole or in part at our option or repayment at your option prior to the stated maturity and, if so, the provisions relating to such redemption or repayment;

(xvii) if your note will be issued in bearer form, any special provisions relating to bearer notes that are not addressed in the accompanying prospectus;

(xviii) whether your note will be initially represented by one or more global notes in book-entry form or issued as a physical note in certificated form;

(xix) if your note is represented by one or more global notes in book-entry form, whether a global note will be held through the Euroclear System or Clearstream Banking, in addition to, or instead of, The Depositary Trust Company; and

(xx) any other terms of your note not inconsistent with the provisions of the indenture.

If a note is issued as a physical note in certificated form, it may be presented for registration of transfer or exchange at the corporate trust office of the trustee in the Borough of Manhattan, in New York City.

Interest Rates of Notes

Fixed Rate Notes

Each fixed rate note, except any zero coupon note, will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated on the face of the note and in the applicable pricing supplement, until the principal is paid or made available for payment. The interest on a fixed rate note will be payable semiannually or otherwise, on the dates specified in the pricing supplement (we refer to each such date as an interest payment date) and at maturity or upon earlier redemption or repayment. Each payment of interest due on an interest payment date will include interest accrued to but excluding that interest payment date. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment as described below under the subsection entitled “ — Payment of Principal and Interest.”

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “— Special Rate Calculation Terms” at the end of this subsection.

Also, please remember that the specific terms of your note as described in your pricing supplement will supplement and may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements we make in this subsection may not apply to your note.

Each floating rate note will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment, to but excluding, the next interest payment date or maturity date, as the case may be, which we refer to as the interest period. Interest will accrue on the principal of a floating rate note at the yearly rate determined according to the interest rate formula stated in the note and in the applicable pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under the subsection entitled “— Payment of Principal and Interest.”

Base Rates

We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

•	commercial paper rate;

•	prime rate;

•	LIBOR;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CD rate;

•	federal funds effective rate;

•	federal funds open rate;

•	11th District cost of funds rate; and/or

•	any other interest rate basis or formula or combination of rates stated in the applicable pricing supplement.

We describe each of these base rates in further detail below. Your pricing supplement may designate other base rates. If you purchase a floating rate note, your pricing supplement will specify the base rate that applies to your note.

Initial Base Rate

For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. We will specify the initial base rate, or the manner in which the initial base rate will be determined, in the applicable pricing supplement.

Spread or Spread Multiplier

In some cases, the base rate for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates

The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate, meaning a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate, meaning a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Interest Reset Dates

The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise as specified in the applicable pricing supplement. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described under “— Interest Determination Dates” below;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day.

There are several exceptions, however, to the reset provisions described above. The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. Unless the applicable pricing supplement provides otherwise, for floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a EURIBOR note or a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates

The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in the applicable pricing supplement:

•	For federal funds open rate, federal funds effective rate notes and prime rate notes, the interest determination date relating to a particular interest reset date will be the first business day immediately preceding that interest reset date.

•	For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the specified currency is pounds sterling, Australian dollars, Canadian dollars or New Zealand dollars, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date.

•	For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second TARGET settlement day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

•	For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills — i.e., direct obligations of the U.S. government — would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

•	For commercial paper rate notes, CD rate notes and CMT rate notes, the interest determination date relating to a particular interest reset date will be the second business day before that interest reset date.

•	For 11th District cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day of the month immediately preceding each interest reset date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index.

Calculation of Interest

Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. Unless the applicable pricing supplement provides otherwise, The Bank of New York will be the calculation agent for the floating rate notes. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of a note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

•	by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes (other than those denominated in pounds sterling), EURIBOR notes, CD rate notes, federal funds effective rate notes, federal funds open rate notes and 11th District cost of funds rate notes;

•	by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes; or

•	by 365, in the case of LIBOR notes denominated in pounds sterling.

Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (for example, 9.876541% (or .09876541) would be rounded down to 9.87654% (or .0987654) and 9.876545% (or 09876545) would be rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself or its affiliates, as well as any agent and its affiliates, and they may include our affiliates.

Interest Calculation Dates

As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The commercial paper rate will be the money market yield of the discount rate, for the relevant interest determination date, for U.S. dollar commercial paper having the index maturity specified in your pricing supplement, as published in H.15 (519) under the heading “Commercial paper — Nonfinancial.” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the money market yield of the discount rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial paper/Nonfinancial.”

•	If the rate described above does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate Notes

If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The prime rate will be the rate, for the relevant interest determination date, published in H.15 (519) under the heading “Bank prime loan.” If the prime rate cannot be determined as described above, the following procedures will apply.

•	If the rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank prime loan.”

•	If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•	If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•	If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which means the London interbank offered rate for deposits in U.S. dollars or any other specified currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

•	LIBOR will be either:

—	the offered rate appearing on the Reuters screen LIBOR01 page; or

—	the arithmetic mean of the offered rates appearing on the Reuters screen LIBO page unless that page by its terms cites only one rate, in which case that one rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is specified in your pricing supplement, Reuters screen LIBOR01 page will apply to your LIBOR note.

•	If Reuters screen LIBOR01 page applies and the rate described above does not appear on that page, or if Reuters screen LIBO page applies and fewer than two of the relevant rates appear on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the specified currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the specified currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the interest reset date after the relevant EURIBOR interest determination date, as that rate appears on Reuters screen EURIBOR01 page as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•	If the rate described above does not appear on Reuters screen EURIBOR01 page, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time, on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Reuters screen USAUCTION10 or USAUCTION11 page under the heading “Investment Rate.” If the treasury rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Auction High.”

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

•	If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 (519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If the rate described in the prior paragraph does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CMT rate will be the following rate displayed on the designated CMT Reuters page under the heading “... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.,” under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is Reuters screen FRBCMT page, the rate for the relevant interest determination date; or

•	if the designated CMT Reuters page is Reuters screen FEDCMT page, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•	If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15 (519).

•	If the applicable rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the treasury constant maturity rate, or other

U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

—	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

—	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters page and published in H.15 (519).

•	If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest).

•	If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest). If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•	If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15 (519) under the heading “CDs (Secondary Market).” If the CD rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market).”

•	If the rate described above does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Effective Rate Notes

If you purchase a federal funds effective rate note, your note will bear interest at a base rate equal to the federal funds effective rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The federal funds effective rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading “EFFECT”, as that rate is displayed on Reuters screen FEDFUNDS1 page. If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not displayed on Reuters screen FEDFUNDS1 page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds effective rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective).”

•	If the rate described above is not displayed on Reuters screen FEDFUNDS1 page and does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds effective rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the business day following the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds effective rate in effect for the new interest period will be the federal funds effective rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Open Rate Notes

If you purchase a federal funds open rate note, your note will bear interest at rates calculated with reference to the federal funds open rate and adjusted by the specified spread and/or spread multiplier, if any.

“federal funds open rate” means:

(1) the opening rate on the applicable interest determination date for United States dollar federal funds as displayed under the heading “Federal Funds” and opposite the caption “Open” on Reuters screen RTRTSY1 page; or

(2) if the rate referred to in clause (1) does not appear on Reuters screen RTRTSY1 page by 3:00 P.M., New York City time, on the related calculation date, the opening rate on the applicable interest determination date for United States dollar federal funds as displayed on the FEDFOPEN Index on Bloomberg, which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

(3) if the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable interest determination date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

(4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable interest determination date.

Eleventh District Cost of Funds Rate Notes

If you purchase an Eleventh District cost of funds rate note, your note will bear interest at a base rate equal to the Eleventh District cost of funds rate and adjusted for the spread or spread multiplier, if any, specified in your pricing supplement.

The Eleventh District cost of funds rate will be, with respect to any interest determination date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such interest determination date as set forth under the caption “11TH Dist COFI:” on the Reuters screen COFI/ARMS page (or such other page as is specified in your pricing supplement) as of 11:00 a.m. San Francisco time, on such interest determination date.

The following procedures will apply if the rate cannot be set as described above:

•	If such rate does not appear on the Reuters screen COFI/ARMS page, the Eleventh District cost of funds rate shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month preceding the date of such announcement.

•	If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month next preceding such interest determination date, then the Eleventh District cost of funds rate will be the same as the rate used in the prior interest period.

Special Rate Calculation Terms

In this subsection entitled “— Interest Rates of Notes,” we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

“bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

D × N
bond equivalent yield	=		×	100
360 − (D × M)

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

“business day” means, for any note, a day that meets all the following applicable requirements:

•	for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

•	if the note is a LIBOR or EURIBOR note, is also a London business day;

•	if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

•	if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the specified currency is euros, is also a euro business day.

“designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

“designated CMT Reuters page” means the Reuters page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15 (519). If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT. If Reuters page FEDCMT applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, as amended.

“H.15 (519)” means the weekly statistical release entitled “Statistical Release H.15 (519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 daily update” means the daily update of H.15 (519) available through the web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

“index currency” means, with respect to a LIBOR note, the currency specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

“index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

“London business day” means any day on which dealings in the relevant specified currency are transacted in the London interbank market.

“money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

D × 360
money market yield	=		×	100
360 − (D × M)

where

“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the applicable interest reset period.

“representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters page” means the display on the Reuters service, or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

“Reuters screen COFI/ARMS page” means the display on the Reuters service, or any successor service, on the page designated as “COFI/ARMS” or any replacement page or pages on which 11th District cost of funds rates are displayed.

“Reuters screen EURIBOR01 page” means the display on the Reuters service, or any successor service, on the page designated as “EURIBOR01” or any replacement page or pages on which EURIBOR rates are displayed.

“Reuters screen FEDCMT page” means the display on the Reuters service, or any successor service, on the page designated as “FEDCMT” or any replacement page or pages on which CMT rates are displayed.

“Reuters screen FEDFUNDS1 page” means the display on the Reuters service, or any successor service, on the page designated as “FEDFUNDS1” or any replacement page or pages on which U.S. dollar federal funds rates are displayed.

“Reuters screen FRBCMT page” means the display on the Reuters service, or any successor service, on the page designated as “FRBCMT” or any replacement page or pages on which CMT rates are displayed.

“Reuters screen LIBO page” means the display on the Reuters service, or any successor service, on the page designated as “LIBO” or any replacement page or pages on which London interbank rates of major banks for the relevant specified currency are displayed.

“Reuters screen LIBOR01 page” means the display on the Reuters service, or any successor service, on the page designated as “LIBOR01” or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen RTRTSY1 page” means the display on the Reuters service, or any successor service, on the page designated as “RTRTSY1” or any replacement page or pages on which federal funds open rates are displayed.

“Reuters screen USAUCTION10 or USAUCTION11 page” means the display on the Reuters service, or any successor service, on the page designated as “USAUCTION10” or “USAUCTION11” or any replacement page or pages on which U.S. Treasury auction rates are displayed.

“Reuters screen US PRIME 1 page” means the display on the Reuters service, or any successor service, on the page designated as “US PRIME 1” or any replacement page or pages on which prime rates or base lending rates of major U.S. banks are displayed.

“TARGET settlement day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System, or any successor system, is open for business.

If, when we use the terms designated CMT Reuters page, H.15 (519), H.15 daily update, Reuters screen COFI/ARMS page, Reuters screen EURIBOR01 page, Reuters screen FEDCMT page, Reuters screen FEDFUNDS1 page, Reuters screen FRBCMT page, Reuters screen USAUCTION10 page, Reuters screen USAUCTION11 page, Reuters screen LIBO page, Reuters screen US PRIME 1 page, Reuters screen LIBOR01 page, Reuters screen RTRTSY1 page or Reuters page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Payment of Principal and Interest

In addition to the descriptions in this subsection, you should read carefully the subsection entitled “Description of Debt Securities AIG May Offer — Payment and Paying Agents” in the accompanying prospectus for certain general procedures that we follow in making payments to you.

Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity or redemption will be payable to the registered holder to whom principal is payable. In the case of a global note, the registered holder will be the depositary or its nominee. The first payment of interest and, in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date.

Unless otherwise indicated in the applicable pricing supplement, the regular record date means with respect to any floating rate note or fixed rate note, the date 15 calendar days prior to each interest payment date, whether or not such date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Payment Dates

Interest Payment Dates.  Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows:

•	in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

•	in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement (each an “interest payment date”); and

•	in each case, at maturity or redemption.

Payments of interest on any fixed rate note or floating rate note with respect to any interest payment date will include interest accrued to but excluding such interest payment date or date of maturity or redemption, as the case may be.

Adjustments to Payment Dates.  The following special provisions will apply with regard to payment on the notes.

Fixed Rate Notes.  If any interest payment date, the maturity date or redemption date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes.  If any interest payment date other than the maturity date or redemption date for any floating rate note would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding business day and interest will continue to accrue until, but not including, the date of payment made on that succeeding business day, except that in the case of a floating rate note as to which LIBOR or EURIBOR is the interest rate basis and that business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day. If an interest payment date falls on a maturity date or redemption date that is not a business day or if the maturity date or redemption date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and interest will not continue to accrue until the date of payment made on that next succeeding business day.

How We Will Make Payments on Global Notes

We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Unless otherwise specified in the applicable pricing supplement, the depositary is The Depository Trust Company, New York, New York (DTC). Under DTC’s policies, we will pay directly to DTC or its nominee, and not to any indirect holders who own beneficial interests in the global note. We will do this by making the funds available to the trustee on any interest payment date or at maturity or upon a redemption date. As soon as possible after that, the trustee will make such payments to DTC, and DTC will allocate and make such payments to the holders of the notes in accordance with its existing procedures. An indirect holder’s right to receive those payments will be governed by the rules and practices of DTC and the banks or brokers through which the indirect holder holds a beneficial interest in the note. Neither we nor the trustee have any responsibility or liability for such payments by DTC or the banks or brokers.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We understand that, under DTC’s current practice, DTC elects to have all payments on a global note for which it is the depositary made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect holder’s beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

Unless otherwise specified in the applicable pricing supplement, an indirect holder of a book-entry note denominated in U.S. dollars may elect to receive all or part of the payments on such note in a currency other than U.S. dollars, provided that the following steps have been properly followed and completed by all parties involved:

•	Such holder must notify the bank or broker, through which its interest is held, of its election. If the election is with respect to any interest payment, the notification must be made prior to the applicable record date. If the election is with respect to any payment of principal or premium, the notification must be made on or prior to the 16th day before the maturity, redemption or repayment date, as the case may be.

•	The bank or broker must then notify DTC of the indirect holder’s election on or prior to the third business day after such record date or after such 16th day.

•	DTC must then notify the trustee of such election on or prior to the fifth business day after such record day or such 16th day.

In addition, in the case of imposition of exchange controls or any other circumstances beyond our control, we may pay in U.S. dollars the payments due in other currencies. See the section entitled “Risk Factors — Non-U.S. Dollar Securities” in the accompanying prospectus.

Indirect holders who own beneficial interests in a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

How We Will Make Payments on Certificated Notes

Payments Due in U.S. Dollars.  If you hold a certificated note, and the interest, principal or any premium due on the note at maturity or upon redemption is due in U.S. dollars, we will make such payment to you in immediately available funds when you surrender such note at the corporate trust office of the trustee in the Borough of Manhattan in New York City. You must present the note to the paying agent in time for the paying agent to make any such payments in accordance with its normal procedures.

If an interest payment due in U.S. dollars on a certificated note is due other than at maturity or upon earlier redemption, we will make the payment by check mailed to the address of the person entitled to such payment as it appears in the security register. Alternatively, we may wire transfer such payment to an account as may have been appropriately designated by such person.

Payments Due in Other Currencies.  Unless otherwise specified in the applicable pricing supplement, payments of interest and principal, and premium, if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer in immediately available funds to any account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency, or with respect to notes denominated in euros, in a euro account. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five days prior to the payment date. In the case of any interest payment due on an interest payment date, the person giving such instruction must be the holder on the related regular record date. In the case of payment of principal, and premium, if any, and any interest due at maturity, you must surrender the certificated note to the paying agent in time for the paying agent to make such payments in accordance with its normal procedures.

Your designation of the account must be made by filing the appropriate information with the trustee at its corporate trust office in the Borough of Manhattan in New York City. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon such payments.

Payments Due in Other Currencies May Be Made in U.S. Dollars

Unless otherwise specified in the applicable pricing supplement, any payment due on a note will be made in the specified currency. However, there are a few instances where we will make a payment in U.S. dollars even though it is due in another currency. The following section describes these special situations and how the relevant currency conversion will be made.

Request by Holder.  Although a payment on a note in certificated form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at the trustee’s corporate trust office in the Borough of Manhattan in New York City. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the relevant regular record date and must be made no later than such regular record date. In the case of any other payment, the request must be made by the person who is the holder on the due date of the payment and must be made at least 15 days prior to the payment date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS OF A BENEFICIAL INTEREST IN A NOTE WITH A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONTACT THEIR BANKS OR BROKERS FOR INFORMATION ABOUT HOW TO RECEIVE PAYMENTS IN THE SPECIFIED CURRENCY OR IN U.S. DOLLARS.

Conversion to U.S. Dollars.  When a holder requests that we, in the manner described above, make payments in U.S. dollars of an amount due in another currency, either on a global note or a certificated note as described above, we will use the following process to determine the U.S. dollar amount the holder receives. The exchange rate agent will request currency bid quotations from three recognized foreign exchange dealers in New York City on the second business day before the payment date, one of which may be the exchange rate agent, for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date. The currency bid quotations will be requested on an aggregate basis, for all holders requesting U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 A.M., New York City time, on such date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second business day, the payment will be made in the specified currency. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

The exchange rate agent for the notes will be named in the applicable pricing supplement, and may be us or one of our affiliates.

Currency Exchange Controls.  If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available noon buying rate for cable transfers of the currency as reported by the Federal Reserve Bank of New York. The foregoing will apply to any note, whether in global or certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

All determinations referred to above made by the exchange rate agent will be at its sole discretion, unless expressly provided in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement that any determination is subject to our approval. In the absence of manifest error, such determination will be conclusive for all purposes and binding on holders of the notes and on us, and the exchange rate agent will have no liability for those determinations.

Book-Entry System

Unless we specify differently in the pricing supplement relating to your notes, your notes will be issued in book-entry form and represented by a global note or notes. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for general information about this type of arrangement and your rights under such arrangement.

UNITED STATES TAXATION

This section describes the material U.S. federal income tax consequences of owning the notes and is the opinion of Sullivan & Cromwell LLP, our United States tax counsel. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the material U.S. federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership (or any entity so classified for United States federal income tax purposes) holds a note, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

The term “United States holder” also includes certain former citizens and residents of the United States.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under “— Original Issue Discount — General,” you will be taxed on any interest on your note, whether payable in U.S. dollars or a specified currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a specified currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a specified currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a specified currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.  If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold for money to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed below under “— Variable Rate Notes.”

In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

Inclusion of Original Issue Discount in Income.  Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price (as defined below) at the beginning of the accrual period by your note’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note, other than any payment of qualified stated interest, and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price, as determined above under “— General,” the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the note immediately after purchase over:

•	the adjusted issue price of the note

divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over:

•	the note’s adjusted issue price.

Pre-Issuance Accrued Interest.  An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your note is to be made within one year of your note’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.  Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations, described below under “— Notes Subject to the Contingent Payment Obligation Rules.”

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note, and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under “— General,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Notes Purchased at a Premium,” or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost,

•	the issue date of your note will be the date you acquired it, and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make the election; however, if you make this election for a note that has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Notes Subject to the Contingent Payment Obligation Rules.  Under the general rules that govern contingent payment obligations, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to such income. Special rules apply if you purchase a contingent debt payment obligation at other that its adjusted issue price.

The applicable pricing supplement will either provide (i) the comparable yield and projected payment schedule for your note or (ii) the name or title and either the address or telephone number of our representative who will make available such information to holders upon request. You are required to use the comparable yield and projected payment schedule established by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT BEING PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF INTEREST ACCRUALS IN RESPECT OF YOUR NOTE, AND WE MAKE NO REPRESENTATION OR PREDICTION REGARDING THE ACTUAL AMOUNT (IF ANY) THAT MAY BE PAYABLE WITH RESPECT TO YOUR NOTE.

The rules governing contingent payment obligations do not provide any rule for determining the maturity date for debt instruments that provide for an exchange right or, if applicable, a call right for purposes of computing the comparable yield and projected payment schedule. If your note includes such an exchange right or call right, the applicable pricing supplement or relevant representative will discuss how we intend to compute the comparable yield and projected payment schedule for your note.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the fair market value of the amount of cash or property you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), and decreased by the amount of payments (if any) you received with respect to your note. Your holding period in any property you receive upon exchange of your note will begin on the day after receipt.

Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

Please consult your own tax advisor about special rules that may apply if you purchase a contingent payment debt obligation at a cost other than its adjusted issue price, or if you purchase a contingent payment debt obligation that provides for contingent payments other than at maturity.

Variable Rate Notes.  Your note will be a variable rate note if:

•	your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2. 15 percent of the total noncontingent principal payments; and

•	your note provides for stated interest, compounded or paid at least annually, only at:

1. one or more qualified floating rates,

2. a single fixed rate and one or more qualified floating rates,

3. a single objective rate, or

4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

•	the rate is equal to such a rate as described in the immediately preceding bullet point multiplied by either:

1. a fixed multiple that is greater than 0.65 but not more than 1.35, or

2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate, and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Federal funds open rate notes, commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, federal funds effective rate notes and 11th District cost of funds rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note is unconditionally payable at least annually in cash or property other than debt of the issuer and provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of an objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.  In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specifically defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale, exchange or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale, exchange or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Specified Currency Discount Notes.  If your discount note is denominated in, or determined by reference to, a specified currency, you must determine OID for any accrual period on your discount note in the specified currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— Payments of Interest” above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

You will be treated as if you purchased your note, other than a short-term note or a note subject to the contingent payment obligation rules, at a market discount, and your note will be a market discount note if:

•	in the case of an initial purchaser, you purchase your note for less than its issue price as determined above under “— Original Issue Discount — General,” and

•	the difference between the note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity. To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than 1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

Notes Purchased at a Premium

If you purchase your note, other than a note subject to contingent payment obligations rules, for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity. If your note is denominated in, or determined by reference to, a specified currency, you will compute your amortizable bond premium in units of the specified currency and your amortizable bond premium will reduce your interest income in units of the specified currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, the election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies, or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note, and then

•	subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with specified currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in specified currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Notes” or “— Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive specified currency as interest on your note or on the sale or retirement of your note, your tax basis in the specified currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase specified currency, you generally will have a tax basis equal to the U.S. dollar value of the specified currency on the date of your purchase. If you sell or dispose of a specified currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed, Extendible and Amortizing Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes, the payment on which are determined by reference to any index, with respect to any extendible notes and with respect to any notes providing for the periodic payment of principal over the life of the note.

United States Alien Holders

This subsection describes the material U.S. federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote,

2. you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and

3. in the case of a note other than a bearer note, the U.S. payor does not have actual knowledge or reason to know that you are a United States person and at least one of the following conditions has been met:

a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form that includes your name and address and upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment of the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote at the time of death, and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting

United States Holders.  In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

United States Alien Holders.  In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

—	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

—	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting, if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

—	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

—	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting, and the broker has actual knowledge that you are a United States person.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by a plan with respect to which we or certain of our affiliates are or become a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither AIG nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Moreover, the United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts) and PTCE 96-23 (for transactions managed by in-house asset managers).

The notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above, the service provider exemption or another applicable similar exemption.

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding of the notes that it either (1) is not a plan or a plan asset entity and is not purchasing those notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or another applicable exemption. In addition, any purchaser or holder of the notes or any interest in the notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption and the potential consequences of any purchase or holding under similar laws, as applicable.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws or rules. The sale of any notes to a plan or U.S. government plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan or U.S. government plan, or that such an investment is appropriate for such plans generally or any particular plan or U.S. governmental plan.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Initial Offering and Sale of Notes

Subject to the terms and conditions of the Distribution Agreement, we are offering the notes on a continuous basis through the agents, which have agreed to use their best efforts to solicit offers to purchase the notes. We have the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. The agents are AIG Financial Securities Corp., ABN AMRO Incorporated, ANZ Securities, Inc., Banc of America Securities LLC, Banca IMI S.p.A., Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Key Banc Capital Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho International plc, Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, National Australia Capital Markets, LLC, RBC Capital Markets Corporation, Santander Investment Securities Inc, Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC and Wachovia Capital Markets, LLC. We may appoint agents, other than and in addition to such named agents. Any other agents will be named in the applicable pricing supplement and will enter into the Distribution Agreement referred to above. We will pay commissions on notes sold through an agent. The commission will range from 0.125% to 0.750% of the principal amount of the notes depending on the maturity of the notes.

We may also sell notes to an agent who will purchase the notes as principal for its own accounts. Any such sale will be made at a discount to be agreed upon at the time of sale. Any notes that an agent purchases as principal may be resold at the market price or at other prices determined by the agent at the time of resale. We may also sell notes directly to investors or through other brokers identified in the applicable pricing supplement. No commission will be paid on any notes that we sell directly. The distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

An agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Act. We have agreed to reimburse the agents for certain expenses.

An agent may sell to dealers who may resell to investors and the agent may pay all or part of the discount or commission it receives from us to the dealers. Such dealers may be deemed to be “underwriters” within the meaning of the Act.

In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater principal amount of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market and, unless otherwise stated in the pricing supplement, will not be listed on a securities exchange or quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

•	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by AIG of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implanting measure in each Relevant Member State.

Other than as may be specified in the applicable pricing supplement, no action has been or will be taken in any country or jurisdiction (other than the United States) by AIG or any agent that would permit a public offering of any notes or possession or distribution of any offering material in relation thereto where action for that purpose is required. Persons into whose hands this prospectus supplement, the accompanying prospectus or any pricing supplement comes are required by AIG and the applicable agent to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver notes or have in their possession or distribute such offering material, in all cases at their own expense.

AIG Financial Securities Corp. and the other agents or their affiliates may in the future engage in transactions with and/or perform various services for us in the ordinary course of their respective businesses.

Market-Making Resales By Subsidiaries

This prospectus supplement and the accompanying prospectus and pricing supplement may be used by AIG Financial Securities Corp., or other subsidiaries of ours, in connection with the offers and sales of the notes in market-making transactions, as more fully described in the accompanying prospectus under “Plan of Distribution — Market-Making Resales by Subsidiaries.”

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the agents by Davis Polk & Wardwell, New York, New York. The opinions of Sullivan & Cromwell LLP and Davis Polk & Wardwell will be conditioned upon and subject to assumptions regarding future action required to be taken by us and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of their opinions. Partners of Sullivan & Cromwell LLP involved in our representation beneficially own approximately 11,360 shares of AIG common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the attached prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the attached prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the attached prospectus is current only as of the date of this prospectus supplement.

U.S. $22,000,000,000

Medium-Term Notes

Series G

Series AIG-FP

Series MP, Matched Investment Program

PROSPECTUS SUPPLEMENT

AIG Financial Securities Corp.

ABN AMRO
ANZ Securities, Inc.
Banc of America Securities LLC
Banca IMI
Barclays Capital
Bear, Stearns & Co. Inc.
BMO Capital Markets
BNP Paribas
BNY Capital Markets
Calyon Securities (USA)
CIBC World Markets
Citi
Credit Suisse
Daiwa Securities America Inc.
Daiwa Securities SMBC Europe Limited
Deutsche Bank Securities
Goldman, Sachs & Co.
HSBC
JP Morgan
Key Banc Capital Markets Inc.
Lehman Brothers
Merrill Lynch, Pierce, Fenner & Smith Inc.
Mitsubishi UFJ Securities
Mizuho International plc
Mizuho Securities USA Inc.
Morgan Stanley
National Australia Capital Markets, LLC
RBC Capital Markets
RBS Greenwich Capital
Santander Investment Securities Inc
Scotia Capital
Societe Generale
TD Securities
UBS Investment Bank
Wachovia Securities